Exhibit 99.1

CBAI Announces Review of Strategic Alternatives

LAS VEGAS, NV / ACCESSWIRE / December 10, 2015 / Cord Blood America, Inc. (www.cordblood-america.com) (OTC: CBAI) ("CBAI" or the "Company") today announced that its Board of Directors (the “Board”) has unanimously determined to undertake a review of strategic alternatives available to the Company, which may include a possible sale of assets or the sale of the Company, along with other alternatives or forms of business combination. The review of any alternatives would be evaluated against the Company's progress as a standalone business as it continues to execute or considers a change in its strategic business plan.

Stated CBAI’s Chairman, David Sandberg, "Our Board is committed to acting in the best interests of shareholders and believes it is appropriate to explore strategic alternatives that might provide additional opportunities to enhance value for shareholders."

The Company noted that no decision has been made to enter into any transaction at this time, and there can be no assurance that the Board's review process will result in any transaction or other alternative. The review of strategic alternatives will be run by a committee of the Board consisting of all independent directors. There is no set timetable for the strategic review process and the Company does not intend to provide updates unless or until the Board approves a specific action or otherwise determines that disclosure is appropriate or necessary.

About Cord Blood America, Inc.

Cord Blood America, Inc. is the parent company of CorCell Companies, Inc. which, along with Cord Blood America, Inc., facilitates umbilical cord blood and cord tissue stem cell processing and storage for expectant parents and their children. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life- saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. and CorCell Companies, Inc., visit our websites: http://www.cordblood-america.com/ for investor information and http://www.corcell.com/ for customer information.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements. We use words such as "anticipate," "believe," "expect,'' "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and Cord Blood America's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Contact:

Anthony Snow
asnow@cordblood-america.com

SOURCE: Cord Blood America, Inc.